Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 17, 2024
Registration Statement Nos. 333-265473 and
333-265473-05

*Full Pricing* Ford Credit Auto Lease Trust 2024-A (FORDL 2024-A)

Active Leads: Citi (Str.), Deutsche Bank, Lloyds

Passive Leads: Credit Agricole, Mizuho

Passive Co-Managers: US Bancorp, Truist Securities

Active Co-Managers: R. Seelaus & Co., Blaylock Van

Capital Structure:

CL OFF	AMT (MM)	WAL**	P. WIN	F/S	E. FINAL	L. FINAL	BENCH	Launch	Yld	$Cpn	$Px
A-1	280.380	0.36	1-7	F1+/A-1+	08/2024	02/2025	I-Curve	+17	5.506	5.506	100.00000
A-2A	300.000	1.00	7-18	AAA/AAA	07/2025	07/2026	I-Curve	+50	5.306	5.24	99.99214
A-2B	236.440	1.00	7-18	AAA/AAA	07/2025	07/2026	SOFR30A	+50			100.00000
A-3	495.780	1.83	18-28	AAA/AAA	05/2026	05/2027	I-Curve	+70	5.120	5.06	99.98930
A-4	87.400	2.35	28-29	AAA/AAA	06/2026	06/2027	I-Curve	+83	5.108	5.05	99.99025
B	62.960	2.45	29-30	AA/AA	07/2026	06/2027	I-Curve	+110	5.357	5.29	99.98143
C	78.640	2.54	30-31	NR/NR	08/2026	07/2027	Not Offered
D	83.870	2.64	31-33	NR/NR	10/2026	10/2028	Not Offered

**Assumes a pricing speed of 100% PPC to maturity

> Issuer is available for conference calls upon request

-Deal Summary-

Exp. Settle	: January 22nd, 2024
First Pay Date	: February 15th, 2024
Offering Format	: Public
ERISA	: Yes
Exp. Ratings	: Fitch / S&P
Pricing Speed	: 100% PPC to maturity
Min Denoms	: $1k x $1k
BBG Ticker	: FORDL 2024-A
Delivery	: DTC, Clearstream

Citi B&D

-Available Information-
* Preliminary Prospectus, Ratings FWP and CDI Attached
* Intex Deal Name: XFCAT24A Password: UK7A
* Deal Roadshow Link: https://dealroadshow.com Passcode: FORDL2024A

CUSIPS
A-1	: 345290AA8
A2A	: 345290AB6
A2B	: 345290AC4
A3	: 345290AD2
A4	: 345290AE0
B	: 345290AF7

_______________________

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.